United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

                            June 5, 2007
Date of Report (Date of earliest event reported)

Overseas Shipholding Group, Inc.
(Exact Name of Registrant as Specified in Charter)

             1-6479-1

Commission File Number

Delaware (State or other jurisdiction of incorporation)	13-2637623 (I.R.S. Employer Identification Number)

666 Third Avenue
                    New York, New York 10017
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -	Registrant's Business and Operations
Item 1.01 -	Entry into a Material Definitive Agreement.

           On June 5, 2007, Overseas Shipholding Group, Inc. ("OSG") awarded restricted stock units to its non-employee directors.

           The restricted stock units were granted pursuant to the Overseas Shipholding Group, Inc. 2004 Stock Incentive Plan (the "2004 Plan") and each recipient of such units becomes vested in the units awarded upon the earliest of (i) the first anniversary of the date of grant, (ii) the next annual meeting of OSG's stockholders, or (iii) the recipient's death or Termination of Directorship as a result of a Disability (as such capitalized terms are defined in the 2004 Plan), provided the recipient is a director of OSG at such time. One share of common stock of OSG will be distributed with respect to each vested restricted stock unit as soon as practicable following the date the recipient ceases to be a member of OSG's Board of Directors. Any restricted stock unit not vested as of such date is forfeited.

            The restricted stock units have no voting rights, may not be transferred or otherwise disposed while the recipient is a director of OSG and pay dividends in the form of additional restricted stock units at the same time dividends are paid on the common stock of OSG in an amount equal to the result obtained by dividing (i) the product of (x) the amount of units owned by the recipient on the record date for the dividend on the common stock of OSG times (y) the dividend per share on the common stock of OSG by (ii) the closing price of a share of common stock of OSG on the payment date for the dividend on the common stock, which restricted stock units vest immediately upon payment.

            The foregoing description of restricted stock units is qualified in its entirety by the terms and conditions of the award letter, a copy of which is filed with this Form 8-K as an exhibit.

Section 9 -	Financial Statements and Exhibits.
Item 9.01 -	Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit No.	Description
	10.1	Form of Restricted Stock Unit

SIGNATURES

                   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC. (Registrant)

Date: June 11, 2007	By: /s/James I. Edelson
Name: James I. Edelson Title: General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Restricted Stock Unit Award